September 27, 1995



The Equitable Life Assurance
  Society of the United States
787 Seventh Avenue
New York, New York  10019

Dear Sirs:

     This opinion is furnished in connection with the N-4 Registration Statement of The Equitable Life Assurance Society of the United States ("Equitable") under the Securities Act of 1933, as amended (the "Act"), relating to separate account units of interest ("Units") under a group annuity contract issued by Equitable to the Trustees of the American Dental Association Members Retirement Trust and of the American Dental Association Members Pooled Trust for Retirement Plans (the "ADA Contract"), as proposed to be formally amended, including Separate Account No. 200 ("Separate Account") (the "Registration Statement"). The ADA Contract is designed to provide benefits under retirement plans and trusts adopted by members of the American Dental Association for themselves and their employees. Such plans and trusts will be qualified under Section 401 of the Internal Revenue Code of 1986, as amended. The securities being registered are to be offered in the manner described in the Registration Statement covering up to $20,000,000 of the plan contributions to be received under the Contract.

     I have examined all such corporate records of Equitable and such other documents and such laws as I consider appropriate as a basis for the opinion hereinafter expressed. On the basis of such examination, it is my opinion that:

     1. Equitable is a corporation duly organized and validly existing under the laws of the State of New York.

     2. The Separate Account has been duly authorized and established by action of an appropriate executive officer of Equitable. Upon the approval by the New York State Insurance Department of the amendment to Equitable's Summary of Operation for Separate Accounts for Group Pension Business relating to the Separate Account, the Separate Account will have been duly established pursuant to the provisions of the New York Insurance Law.

     3. When assets are allocated to the Separate Account, such assets will be owned by Equitable; Equitable will not be a trustee with respect thereto. Under New York law, the income, gains and losses, whether or not realized, from assets allocated to the Separate Account must be credited to or charged against such Account, without regard to the other income, gains or losses of Equitable.

     4. The ADA Contract provides that the portion of the assets of the Separate Accounts equal to the reserves and other contract liabilities with respect to the Separate Account shall not be chargeable with liabilities arising out of any other business Equitable may conduct.

     5. The ADA Contract (including proposed formal amendments thereto) and the Units issued thereunder have been duly authorized; and the ADA Contract (including the Units duly issued thereunder) when formally amended and delivered will constitute validly issued and binding obligations of Equitable in accordance with their terms.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

       Yours very truly,


       /s/Anthony A. Dreyspool
       ----------------------------
       Anthony A. Dreyspool

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